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Exhibit 11.1 - Computation of Earnings Per Common Share.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


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                                               THREE MONTHS ENDED                NINE MONTHS ENDED
                                                   DECEMBER 31,                     DECEMBER 31,
                                         ------------------------------   ------------------------------
                                              2001             2000            2001            2000
                                         --------------   -------------   -------------   --------------
BASIC COMPUTATION:
Net income (loss) ...................... $      (801)       $    143        $  (4,881)      $  (7,882)
Pro forma net income before pro forma
    income taxes........................ $     2,594        $  4,109        $   7,602       $  10,703
Pro forma net income ................... $     1,686        $  2,671        $   4,941       $   6,957
Weighted average shares outstanding....  $    22,336        $ 21,552        $  22,260       $  21,359

Net income (loss) per common share...... $     (0.04)       $   0.01        $   (0.22)      $   (0.37)
Pro forma net income before pro forma
    income tax.......................... $      0.12        $   0.19        $    0.34       $    0.50
Pro forma net income per common share... $      0.08        $   0.12        $    0.22       $    0.33


DILUTED COMPUTATION:
Weighted average shares outstanding -
  basic                                       22,336          21,552           22,260          21,359
Additional shares - options............        1,367           1,938            1,281           1,782
Additional shares - warrants ..........          161             359              204             358
                                         -----------        --------        ---------       ---------
Weighted average shares outstanding -
  diluted...............................      23,864          23,849           23,745          23,499

Net income (loss) per common share...... $     (0.04)       $   0.01        $   (0.22)      $   (0.37)
Pro forma net income before pro forma
    income tax.......................... $      0.11        $   0.17        $    0.32       $    0.46
Pro forma net income per common share .. $      0.07        $   0.11        $    0.21       $    0.30

PRO FORMA COSTS:
Amortization of intangible assets and
  other ................................ $     3,395        $  3,381        $  10,260       $   7,010
Write-off of in-process research and
    development ........................          --              --               --          10,400
Acquisition and related costs...........          --             185               --             775
Investment impairment...................          --             400            2,223             400
                                         -----------        --------        ---------       ---------
Total                                    $     3,395        $  3,966        $  12,483       $  18,585
                                         ===========        ========        =========       =========
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